Exhibit 5.1

Smith Mackinnon, PA
professional association
attorneys at law

john p. greeley

Suite 800
citrus center
255 South Orange Avenue
Orlando, Florida 32801

post office box 2254
Orlando, Florida 32802-2254

telephone (407) 843-7300
facsimile (407) 843-2448
Email: jpg7300@aol.com

July 7, 2005

United Heritage Bankshares of Florida, Inc.
1411 Edgewater Drive, Suite 100
Orlando, Florida 32804

Re:	United Heritage Bankshares of Florida, Inc.
Directors’ Stock Option Plan

Gentlemen:

     We have acted as counsel to United Heritage Bankshares of Florida, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 433,824 shares of the Company’s Common Stock, $.01 par value (the “Shares”), to be offered pursuant to the above-referenced plan (the “Plan”).

     In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and

     2. The Shares have been duly authorized and, when purchased by the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,

Smith Mackinnon, PA

By:	/s/	John P. Greeley

John P. Greeley